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                                                                                                  Exhibit (11)



NBD Bancorp, Inc. Consolidated Earnings Per Share Computation
(in thousands except per share data)





                                                            Quarter Ended              Six Months Ended
                                                               June 30                     June 30
                                                        -----------------------     -----------------------
                                                           1995         1994           1995         1994
                                                        ----------   ----------     ----------   ----------
Primary:
  Net Income..........................................  $ 143,442    $ 135,224      $ 284,333    $ 242,485
                                                        ==========   ==========     ==========   ==========

  Average Shares Outstanding..........................    157,317      159,990        158,231      160,374
  Adjustment:
    Shares Applicable to Common Stock Options.........        349          332            329          335
                                                        ----------   ----------     ----------   ----------
  Shares Applicable to Primary Earnings...............    157,666      160,322        158,560      160,709
                                                        ==========   ==========     ==========   ==========

Fully Diluted:
  Net Income..........................................  $ 143,442    $ 135,224      $ 284,333    $ 242,485
  Adjustment:
    Interest on 7.25% Convertible Debentures..........          -            -              -        3,052
    Tax Effect on Above...............................          -            -              -       (1,068)
                                                        ----------   ----------     ----------   ----------
    Net Adjustment....................................          -            -              -        1,984
                                                        ----------   ----------     ----------   ----------
  Adjusted Net Income Applicable
    to Common Stock...................................  $ 143,442    $ 135,224      $ 284,333    $ 244,469
                                                        ==========   ==========     ==========   ==========

  Average Shares Outstanding..........................    157,317      159,990        158,231      160,374
  Adjustment:
    Shares Applicable to Convertible Debentures.......          -            -              -        2,653
    Shares Applicable to Common Stock Options.........        369          441            389          427
                                                        ----------   ----------     ----------   ----------
  Shares Applicable to Fully Diluted Earnings.........    157,686      160,431        158,620      163,454
                                                        ==========   ==========     ==========   ==========



Per Share Data:
Primary-Net Income per Share of Common Stock..........  $    0.91    $    0.84      $    1.79    $    1.51
                                                        ==========   ==========     ==========   ==========

Fully Diluted - Net Income per Share of Common Stock..  $    0.91    $    0.84      $    1.79    $    1.50
                                                        ==========   ==========     ==========   ==========
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